Exhibit 99.1

Alaska Communications Systems Increases Dividend; ACS Increases
Dividend by 8%

    ANCHORAGE, Alaska--(BUSINESS WIRE)--March 21, 2005--Alaska Communications Systems Group, Inc. ("ACS") (NASDAQ:ALSK) today announced its board of directors declared a quarterly cash dividend of $0.20 per share on the company's common stock. This is an increase over the prior quarterly cash dividend per share of $0.185 paid on January 19, 2005, or an approximately 8 percent increase in the previous dividend rate.
    The first quarter dividend is payable on April 19, 2005 to stockholders of record on the close of business on March 31, 2005. The company has approximately 40.6 million shares of common stock outstanding as of March 21, 2005.
    "ACS delivered strong operating performance for 2004 and our recently completed series of financial transactions have markedly reduced our overall cost of capital and interest expenses," stated Liane Pelletier, ACS president and chief executive officer. "After evaluating various alternatives for the resultant higher level of cash flow, the board elected to increase our dividend program to an annual rate of $0.80 per share."
    David Wilson, ACS senior vice president and chief financial officer, added, "The decision to increase our cash dividend program reflects our confidence in our ability to sustain and grow free cash flow over time, as well as to continue ongoing investments in growth."

    About Alaska Communications Systems

    ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

    Safe Harbor Statement

    Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company's financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS. Important assumptions and other important factors, including risk factors, which could cause actual results to differ materially from those in the forward-looking statements, are specified in the company's Form 10-K for the year ended December 31, 2004 and other filings with the SEC. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

    CONTACT: Alaska Communications Systems
             Mary Ann Pease, 907-297-3000
             mpease@acsalaska.com
             or
             Lippert/Heilshorn & Associates for ACS Investors
             Kirsten Chapman, 415-433-3777
             David Barnard, CFA, 415-433-3777
             david@lhai-sf.com